Filed Pursuant to Rule 433

Registration No. 333-264196-01

Free Writing Prospectus dated February 27, 2023

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$600,000,000 2023 Series A 5.200% General and Refunding Mortgage Bonds due 2033

$600,000,000 2023 Series B 5.400% General and Refunding Mortgage Bonds due 2053

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (stable) / A (stable) / A+ (stable) (Moody’s/ S&P/ Fitch)

Trade Date:	February 27, 2023

Settlement Date:	T+4; March 3, 2023

Security:	2023 Series A 5.200% General and Refunding Mortgage Bonds due 2033	2023 Series B 5.400% General and Refunding Mortgage Bonds due 2053

Principal Amount:	$600,000,000	$600,000,000

Maturity Date:	April 1, 2033	April 1, 2053

Coupon:	5.200%	5.400%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2023	April 1 and October 1, commencing October 1, 2023

Benchmark Treasury:	3.500% due February 15, 2033	4.000% due November 15, 2052

Benchmark Treasury Price/Yield:	96-16+ / 3.926%	101-06 / 3.932%

Spread to Benchmark Treasury:	+130 bps	+148 bps

Yield to Maturity:	5.226%	5.412%

Price to Public:	99.792%	99.816%

Optional Redemption:	Prior to January 1, 2033 (the “Series A Par Call Date”), the Series A Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to	Prior to October 1, 2052, (the “Series B Par Call Date”), the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series A Bonds matured on the Series A Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series A Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series B Bonds matured on the Series B Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series B Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
	On or after the Series A Par Call Date, the Series A Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series A Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.	On or after the Series B Par Call Date, the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series B Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	23338V AS5	23338V AT3

ISIN:	US 23338VAS51	US 23338VAT35

Joint Book-Running Managers:

BofA Securities, Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Co-Managers:	BNP Paribas Securities Corp. Comerica Securities, Inc. Huntington Securities, Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Scotia Capital (USA) Inc. toll free at 1-800-372-3930, TD Securities (USA) LLC toll free at 1-855-495-9846 or Truist Securities, Inc. toll free at 1-800-685-4786.